Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

FOR EXECUTIVE OFFICERS

(Performance Vesting)

under the

SECOND AMENDED AND RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of              (the “Award Date”) by and between Hornbeck Offshore Services, Inc. (the “Company”) and              (“Employee”).

1. GRANT OF RESTRICTED STOCK UNITS. Pursuant to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”), Employee is hereby awarded Restricted Stock Units covering              shares of the Common Stock of the Company. On any day, the value of a Restricted Stock Unit shall equal the Fair Market Value of one share of Common Stock of the Company. All of the Restricted Stock Units shall be subject to the Forfeiture Restrictions.

2. EFFECT OF THE PLAN. The Restricted Stock Units awarded to Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Employee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Employee hereunder, and this Award shall be subject, without further action by the Company or Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

3. DEFINITIONS.

(a) “Disability” means the “disability” of Employee as defined in a then effective long-term disability plan maintained by the Company or a Subsidiary that covers such Employee, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of Employee within the meaning of Section 22(e)(3) of the Code.

(b) “Forfeiture Restrictions” means the prohibition on transfer of the Restricted Stock Units and the obligations to forfeit the Restricted Stock Units to the Company as set forth in Sections 4 and 5 of this Agreement.

(c) “             Performance Period” means the             -year performance-vesting measurement period comprised of the             consecutive fiscal-year periods ending December 31, 20    .

(d) “Restricted Stock Unit” means an Award representing an unfunded, unsecured right to receive one share of the Common Stock of the Company.

(e) “Retirement” means Employee’s retirement from employment with the Company or any of its Subsidiaries, other than discharge for Cause, on or after the date on which Employee attains age sixty (60), provided Employee has at least ten (10) years of service with the Company or any of its Subsidiaries as of the date Employee retires from service, or on or after the date on which Employee attains age sixty-five (65).

[Insert definitions as necessary to describe the performance goal and specific performance measure that will be used as a basis for determining whether any Restricted Stock Units will vest.]

4. VESTING. If Employee provides continuous, eligible service to the Company and its Subsidiaries, as determined by the Committee or its designee, in the Committee’s or its designee’s sole and absolute discretion, as applicable, until the              anniversary of the Award Date (unless the Restricted Stock Units awarded under this Agreement are fully vested sooner), as applicable, Employee shall vest (and the Forfeiture Restrictions shall lapse) with respect to that percentage of the Restricted Stock Units awarded under this Agreement in accordance with this Section 4. Any Restricted Stock Units awarded under this Agreement that remain unvested at the              anniversary of the Award Date will be forfeited in their entirety. The Restricted Stock Units shall vest on the anniversary of the Award Date that immediately follows the applicable performance period if, during such performance period, the Company achieves the following performance criteria:

[Insert Performance Measures].

5. RESTRICTIONS. Employee hereby accepts the Award of the Restricted Stock Units and agrees with respect thereto as follows:

(a) Transferability. The Restricted Stock Units may be transferred in a manner consistent with Section 15.13 of the Plan. Except as provided in Section 15.13 of the Plan and elsewhere in this Agreement and the Plan, the Restricted Stock Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred (including in connection with a margin transaction), except by will or the laws of descent and distribution. Any attempted assignment or pledge of a Restricted Stock Unit or the underlying shares of Common Stock in violation of this Agreement shall be null and void. The Company shall not be required to honor the transfer of any Restricted Stock Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan.

(b) Mandatory Mediation and Arbitration Procedure. By execution of this Agreement and acceptance of this Award, which is a voluntary benefit provided to Employee by the Company, Employee waives Employee’s right to a jury trial in state or federal court and agrees that (i) the Hornbeck Offshore Operators, LLC Dispute Resolution Agreement Mediation and Arbitration Procedure attached hereto as Exhibit A (“Dispute Resolution Procedure”) and Section 15.17 of the Plan shall be the sole and exclusive means of resolving disputes of the parties (including any other persons claiming any rights or having any obligations through the Company or Employee) arising out of or relating to this Agreement, and (ii) the Dispute Resolution Procedure shall be the sole and exclusive means for resolving any other covered dispute between Employee and the Company or any of its Subsidiaries (including any other person(s) claiming any rights or having any obligations through the Company or Employee). By execution of this Agreement, however, Employee does not waive Employee’s right to any normally available remedies Employee may have in connection with any claim Employee may bring against the Company or any of its Subsidiaries, as an arbitrator can award any normal remedies Employee could get in a court proceeding. By execution of this Agreement, Employee represents that to the extent Employee considered necessary, Employee has sought, at Employee’s own expense, counsel regarding the terms of this Agreement and the waiver contemplated in this Section 5(b).

(c) Retirement, Death, Disability or Change in Control. If Employee terminates service with the Company and its Subsidiaries before the end of a performance period as a result of Employee’s Retirement, in the event of the Employee’s death or Disability, or if a Change in Control occurs during such performance period, then, at the end of such performance period, if the Company has achieved the performance criteria listed in Section 4 of this Agreement and if not previously forfeited, the Forfeiture Restrictions shall lapse and a percentage of Restricted Stock Units shall vest on the anniversary of the Award Date that immediately follows such performance period based on the level of achievement of such performance criteria, as if the Employee had remained employed with the Company and its Subsidiaries until the applicable anniversary of the Award Date, as the case may be.

(d) Forfeiture of Restricted Stock Units. If Employee terminates service with the Company and its Subsidiaries prior to the              anniversary of the Award Date for any reason other than the Employee’s death, Disability or Retirement, as herein defined, or if Employee (or Employee’s estate) shall initiate a legal proceeding against the Company or a Subsidiary other than pursuant to the terms of the Dispute Resolution Procedure, then Employee (or Employee’s estate, as applicable) shall, for no consideration, forfeit all unvested Restricted Stock Units.

Further, if prior to the              anniversary of the Award Date, based upon reasonable investigation and belief, the Committee or its designee, as applicable, determines that Employee should be subject to disciplinary action other than termination of Employee’s service with the Company or any of its Subsidiaries, such disciplinary action can include Employee’s forfeiture of all or any portion of Employee’s unvested Restricted Stock Units awarded under this Agreement, such determination to be made by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable. For purposes of this paragraph, such action can be taken by the Committee or its designee, as applicable, because of (i) any act or omission of Employee that (A) results in the assessment of a criminal penalty against the Company or a Subsidiary, (B) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (C) adversely affects or could reasonably be expected to adversely affect the business reputation of the Company or a Subsidiary, or (D) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty, (ii) the violation by Employee of policies established by the Company or a Subsidiary, or (iii) the Company’s or Subsidiary’s determination that Employee’s performance or conduct was unacceptable.

(e) Rights. Restricted Stock Units represent an unfunded, unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Agreement. Other than the rights provided in this Agreement, Employee shall have no rights of a stockholder of the Company until such Restricted Stock Units have vested and the related shares of Common Stock have been issued pursuant to the terms of this Agreement.

(f) Issuance of Common Stock. The Company will issue to Employee the shares of Common Stock underlying the vested Restricted Stock Units on the date elected by the Employee on the Deferred Compensation Agreement, if any, attached hereto as Exhibit B. If no such Deferred Compensation Agreement is attached hereto, the Company will issue to Employee the shares of Common Stock underlying the vested Restricted Stock Units as soon as administratively practicable following the lapse of the Forfeiture Restrictions, but in no event later than 2 1/2 months after the end of the calendar year in which the Forfeiture Restrictions lapse pursuant to Sections 4 or 5(c) above; provided, however, that if it is administratively impracticable to issue the shares of Common Stock at such time and such impracticability was not foreseeable on the Award Date, the Company may delay the issuance of the shares of Common Stock until the first date thereafter on which it is administratively practicable to do so. Evidence of the issuance of the shares of Common Stock pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Employee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.

In the event the shares of Common Stock issued pursuant to this Agreement remain subject to any additional restrictions, the Company shall have the authority to prevent Employee from entering into any transaction that would violate any such restrictions, until such restrictions lapse.

(g) Associated Preferred Stock Purchase Rights. The issuance of any shares of Common Stock as the result of Employee’s vesting in Restricted Stock Units pursuant to this Agreement will include any associated preferred stock purchase rights.

6. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Employee in any of the Restricted Stock Units shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any event requiring Employee’s interest in such Restricted Stock Units to be so forfeited and surrendered pursuant to this Agreement.

7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

8. TAX MATTERS.

(a) The issuance of shares of Common Stock pursuant to paragraph (f) of Section 5 of this Agreement shall be subject to Employee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). By execution of this Agreement, Employee shall be deemed to have authorized the Company to withhold from the shares of Common Stock to be issued following the lapse of the Forfeiture Restrictions the number of shares of Common Stock necessary to satisfy Employee’s Required Withholding, if any. The number of shares of Common Stock required to satisfy Employee’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the Tax Date, as such term is defined in the Plan. Notwithstanding the foregoing, the Company may require that Employee satisfy Employee’s Required Withholding by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

(b) Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Employee to review with Employee’s own tax advisors the federal, state, and local tax consequences of this Award. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement.

9. EMPLOYMENT AGREEMENT CONTROLS. Notwithstanding any language in this Agreement to the contrary, to the extent of any conflict between this Agreement and any written employment agreement with Employee, including a change in control agreement, the terms of such agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all effective as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:
Title:

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE RESTRICTED STOCK UNITS SUBJECT TO THIS AGREEMENT SHALL REMAIN SUBJECT TO THE FORFEITURE RESTRICTIONS PROVIDED HEREIN AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF EMPLOYEE’S EMPLOYMENT OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK UNITS). EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S EMPLOYMENT. Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award of the Restricted Stock Units subject to all of the terms and provisions of this Agreement and the Plan, including the mandatory Dispute Resolution Procedure and the restrictions on transfer, assignment, pledge, and margin transactions. Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

DATED:	SIGNED:
Employee

Print Employee Name

EXCLUSIVE DISPUTE RESOLUTION

MEDIATION AND ARBITRATION PROCEDURE

While Hornbeck Offshore Operators, LLC (“The Company”) hopes that employment disputes with its Employees will not occur, the Company believes that where such disputes do arise, it is in the mutual interest of all concerned to handle them promptly and with minimum disturbance to the operations of the Company’s business and the lives of its Employees.

Accordingly, to provide for more expeditious resolution of employment-related disputes that may arise between the Company and its Employees (including, without limitation, disputes arising under the Plan or the Restricted Stock Unit Agreement), the Company has instituted a mandatory Mediation and Arbitration Procedure (the “Procedure”) for all its Employees. Under the Procedure, disputes that may arise from your employment with the Company or the termination of your employment (including, without limitation, disputes arising under the Plan or the Restricted Stock Unit Agreement) must (after appropriate attempts to resolve your dispute internally through the Company management channels) be submitted for resolution by non-binding mediation and, if needed, mandatory arbitration.

In agreeing to submit such disputes for resolution by private mediation and (if necessary) arbitration, you acknowledge that such agreement is given in exchange for rights to which you are not otherwise entitled – namely, your eligibility for certain benefits, and the more expeditious resolution of such disputes. In exchange for your agreement to submit such disputes to mediation and (if necessary) binding arbitration, the Company likewise agrees to the use of mediation and arbitration as the exclusive forum for resolving disputes arising out of or relating to the Plan.

Hence, the parties shall be precluded from bringing or raising in court or other such forum any dispute that was or could have been brought or raised pursuant to this Procedure.

Scope of the Mediation and Arbitration Procedure

As a condition of your employment at the Company, or, where applicable, your right to receive certain voluntarily awarded compensation, such as restricted stock units, awards and/or stock options, you agree that any challenge to or controversy or claim arising out of or relating to your employment relationship with the Company or the termination thereof (including, without limitation, those arising under the Plan or the Restricted Stock Unit Agreement), must be submitted for non-binding mediation before a neutral third party, and (if necessary) for final and binding resolution by a private and impartial arbitrator, to be jointly selected by you and the Company.

All possible claims or disputes are covered by this Exhibit A unless specifically excluded herein, including claims that are before an administrative agency, or claims as to which the Employee has an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including but not limited to discrimination based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability or medical condition, specifically including claims under The Americans With Disabilities Act, or any other applicable law, veteran status, or other characteristics protected by statute), claims for wrongful discharge, and/or claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, and whether based on statute or common law.

Disputes covered by this Agreement include all such claims whether made against the Company, any of its subsidiaries or affiliated entities, or its individual officers or directors thereof (in an official or personal capacity).

Claims not Covered

Claims covered under this Procedure do not include: (i) a claim for workers’ compensation benefits under state workers’ compensation laws; (ii) a claim for unemployment compensation benefits;

(iii) a claim by the Company for injunctive and/or other equitable relief, including but not limited to such claims for unfair competition and/or the use of unauthorized disclosure of trade secrets or confidential information, as to which the Company may seek and obtain relief from a court of competent jurisdiction; and (iv) a claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that expressly contain an appeal procedure or other procedure for the resolution of disputes under the plan.

Non-binding Mediation

If efforts at informal resolution fail, disputes subject to this Procedure must first be submitted for non-binding mediation before a neutral third party. The complainant may within six (6) months of the act or omission complained of (or a greater period of time, if allowed by the applicable statute of limitations), whichever is later, request that the matter be submitted to mediation and/or arbitration, as described below. Mediation is an informal process where the parties to a dispute meet in an attempt to reach a voluntary resolution, using the third party as a facilitator. Mediation shall be conducted and administered by the American Arbitration Association (“AAA”) under its Employment Mediation Rules, which are incorporated herein by reference, or as otherwise agreed to between the parties.

Binding Arbitration

If a covered dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding arbitration under the Procedure. The arbitration will be conducted under the employment Dispute Resolution Rules of the AAA, as amended and effective on June 1, 1997, and as amended from time to time thereafter. These Rules, incorporated by reference herein, include (but are not limited to) the procedures for the joint selection of an impartial arbitrator and for the hearing of evidence before the arbitrator. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions, and subpoenas. A copy of the complete AAA Employment Dispute Resolution Rules may be obtained from the Vice President of Human Resources or the Company’s designee.

Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Procedure shall be resolved in favor of those in this Procedure. The burden of proof at an arbitration shall at all times be upon the party seeking relief. In reaching his/her decision, the arbitrator shall apply the governing substantive law applicable to the claim(s), cause of action(s) and defense(s) asserted by the parties as applicable in the state where the claims arise or the applicable statute at issue. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.

Time Limits and Procedures

The aggrieved party must give written notice of any claim to the other party within six (6) months of the date the aggrieved first knew or should have known of the facts giving rise to the claim (or a greater period of time, if allowed by an applicable statute of limitations), otherwise, the claim shall be deemed waived. The written notice shall describe the nature of all claims asserted and the facts upon which such claims are based and shall be mailed to the other party by certified or registered mail, return receipt requested. Any such notice mailed to the Company shall be addressed to:

Samuel A. Giberga

Senior Vice President & General Counsel

Hornbeck Offshore Operators, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Any mediation or arbitration conducted pursuant to this Procedure shall take place in Covington, Louisiana or the location of the office to which the employee was assigned, unless the employee’s most recent work location with the Company is outside Louisiana, in which case the mediation and arbitration will take place in such other location. The arbitrator shall render a decision and award within 30 days after the close of the arbitration hearing or at any later time on which the parties may agree. The award shall be in writing and signed and dated by the arbitrator and shall contain express findings of fact and the basis for the award.

The parties will pay AAA’s administrative fee pursuant to AAA guidelines for employer promulgated plans. The Company shall bear the arbitrator’s fees and expenses. All other costs and expenses associated with the arbitration, including without limitation, the parties’ respective attorneys’ fees, shall be borne by the party incurring the expense. However, if the parties arbitrate a statutory claim that allows for an award of costs and attorneys’ fees, the arbitrator may award such costs and fees consistent with the term of the statute and pertinent case law.

Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The award may be vacated or modified only on the grounds specified in the Federal Arbitration Act or other applicable law.

Conformity With Law

If any one or more of the provisions of this Procedure shall for any reason be held invalid or unenforceable, it is the specific intent of the parties hereto that such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

No Retaliation/Employment At-Will

Under no circumstances will a Company employee be retaliated against in any way for invoking the Procedure in good faith to seek the resolution of a dispute. Company managers who engage in such retaliation will be subject to discipline under the appropriate Company disciplinary procedures.

The Company Arbitration and Mediation Policy does not in any way alter the at-will employment status of Company Employees. The Company and its Employees are always free to terminate the employment relationship at any time for any lawful reason, and employment is not for any specific or definite duration.

This Procedure sets forth the complete agreement of the parties on the subject of mediation and arbitration of the covered claims defined above, and supersedes any prior or contemporaneous oral or written understanding on these subjects. No party is relying on any representations, oral or written, on the subject, enforceability or meaning of this Procedure, except as specifically set forth herein.